Exhibit 99.1

SUPERVALU Completes Amendment and Extension of Its $1.0 Billion Asset-Based Revolving Credit Facility

MINNEAPOLIS—(BUSINESS WIRE)—September 30, 2014— SUPERVALU INC. (NYSE: SVU) today announced it has successfully completed the amendment and extension of its existing $1.0 billion asset-based revolving credit facility (the “Revolving ABL Facility”), which is secured by the Company’s inventory, credit card, wholesale trade, pharmacy and certain other receivables, prescription files and related assets. The amendment extended the maturity date of the Revolving ABL Facility to September 30, 2019 from its prior maturity date of February 21, 2019. The amendment also added a springing maturity provision that would accelerate the maturity of the Revolving ABL Facility to 90 days prior to the scheduled maturity date of the Company’s $1.5 billion senior secured term loan facility (the “Secured Term Loan Facility”) if there are any obligations outstanding under the Secured Term Loan Facility  as of that date. By extending the maturity date of the Revolving ABL Facility to a date at least six months later than the maturity date of the Secured Term Loan Facility, the Company now has greater flexibility to prepay its 8.00 percent senior notes due May 2016 with proceeds of the Revolving ABL Facility.

Wells Fargo, U.S. Bank, Goldman Sachs, Credit Suisse, Morgan Stanley, Barclays, Rabobank and Bank of America Merrill Lynch acted as Joint Lead Arrangers and Joint Bookrunners on the amendment.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of 3,320 stores composed of 1,805 independent stores serviced primarily by the Company’s food distribution business, 1,325 Save-A-Lot stores, of which 931 are operated by licensee owners; and 190 traditional retail grocery stores (store counts as of June 14, 2014). Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.